Exhibit 99.3

April 23, 1998

Jeffrey B. O’Neill

Chief Executive Officer

Golden State Vintners, Inc.

500 Drake’s Landing Road

Greenbrae, California 94904

Dear Jeff:

In the context of the initial public offering of Golden State Vintners, Inc., we have had a number of discussions regarding our respective ownership positions in the Company. As you know, on the completion of that offering, the existing Stockholders Agreement will terminate and a number of rights and obligations of each of the Company’s stockholders will be eliminated. In resolution of and consideration for the compromise of our various positions regarding our ownership of the Company, we have agreed that, following the consummation of the initial public offering and the consequent termination of the Stockholders Agreement, the following agreements will be binding upon SBIC Partners, Exeter and you.

A. SBIC Partners and Exeter will grant to you the right of first refusal and co-sale rights set forth in Exhibit A to this letter.

B. You will restrict the number of shares of the Company’s stock to be sold in a “Secondary Offering” in the manner set forth in Exhibit A this letter.

If this letter and the terms of Exhibit A are agreeable to you, please execute this letter and Exhibit A and return signed copies of each to me.

Very truly yours,

/s/ Jeffrey J. Brown

Jeffrey J. Brown Office of the President Forrest Binkley & Brown Venture Co.
/s/ Keith R. Fox

Keith R. Fox Exeter Venture Management Corporation

Acknowledged and Agreed to:

/s/ Jeffrey B. O’Neill

Jeffrey B. O’Neill
Date:	April 23, 1998

Exhibit A

Reference is hereby made to the letter agreement dated as of April 23, 1998 between SBIC Partners, Exeter and O’Neill (the “Letter Agreement”).

In consideration of the premises set forth in the Letter Agreement and in this Exhibit A, and such other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Co-Sale Right. If either SBIC Partners and/or Exeter purposes to sell, assign, transfer or otherwise dispose of (a “Transfer”) shares of Common Stock held thereby (the “Transfer Securities”) to any person that is not an Affiliate of either such party in any transaction or series of related transactions (other than any and all sales by either such party, from time to time, pursuant to Rule 144 under the Securities Act), which transactions will result in proceeds to such party in excess of $1 million and in which the Transfer Securities are not Registered Shares, then O’Neill shall have the right (the “Co-Sale Right”) to require the proposed purchaser of the Transfer Securities to purchase from him (in lieu of a portion of the Transfer Securities) up to the number of shares of Common Stock owned by O’Neill that is determined by multiplying the total number of Transfer Securities by O’Neill’s Percentage. Any shares of Common Stock purchased from O’Neill pursuant to this Section 1 shall be paid for at the same price per share and upon the same terms and conditions as those in the proposed Transfer, SBIC Partners and Exeter shall notify O’Neill in writing of each such proposed Transfer, which notice (a “Notice of Transfer”) shall be delivered at least twenty (20) days prior to such proposed transfer and shall set forth: (a) the number of shares of Common Stock proposed to be transferred, (b) the name and address of the proposed purchaser, (c) the proposed amount and form of consideration and terms and conditions of payment and purchase offered by such proposed purchaser and (d) that the proposed purchaser has been informed of the Co-Sale Right provided for in this Section 1 and has agreed to purchase shares of Common Stock from O’Neill in accordance with the terms of this Agreement.

The Co-Sale right may be exercised by O’Neill by delivery of a written notice to the SBIC Partners and Exeter (the “Co-Sale Notice”) within ten (10) days following his receipt of the Notice of transfer. The Co-Sale Notice shall state the number of shares of Common Stock that O’Neill proposes to include in the proposed Transfer. If a Co-Sale Notice is received by SBIC Partners and Exeter from O’Neill during the ten (10) day period referred to above and proposed purchaser does not purchase all of the shares of Common Stock set forth in such Co-Sale Notice on the same terms and conditions as specified in the Notice of Transfer, then SBIC Partners and Exeter shall not be permitted to sell any Transfer Securities to the proposed purchaser in the proposed Transfer. If no Co-Sale Notice is received from O’Neill during the ten (10) day period referred to above, SBIC Partners and Exeter shall have the right, for a period of ninety (90) days after the expiration of such ten (10) day period, to Transfer to the proposed purchaser the Transfer Securities specified in the Notice of Transfer on terms and conditions no more favorable than those stated therein.

If O’Neill elects to participate in a proposed Transfer, he shall deliver to the purchaser specified in the Notice of Transfer, against payment of the total purchase price for the securities to be purchased at the price per share specified in such Notice of Transfer, a certificate or certificates representing the number of shares of Common Stock which he has elected to sell pursuant to this Section 1, together with appropriate instruments of transfer duly endorsed in blank. Notwithstanding anything contained herein to the contrary, the Co-Sale Right shall not apply to a Secondary Offering.

2. Right of First Refusal. If either SBIC Partners and/or Exeter receives an offer (the “Offer”) to purchase the shares of Common Stock held thereby for more than $1 million, which shares are not Registered Shares (the “Offered Securities”), from any Person that is not an Affiliate of either such party or is not a bona fide purchaser of such shares in the public market, then SBIC Partners and Exeter shall notify O’Neill in writing of their desire to Transfer such Offered Securities to such Person, such notice (the “First Refusal Notice”) to set forth (a) the number of Offered Securities, (b) the purchaser wishing to purchase the Offered Securities, (c) the purchase consideration therefor, and (d) such other information as may be reasonably necessary for O’Neill to evaluate the Offer. O’Neill shall have five (5) days to notify SBIC Partners and Exeter that he wishes to purchase the Offered Securities on the terms and conditions set forth in the Offer and shall have fifteen (15) days to enter into a definitive agreement with SBIC Partners and Exeter with respect to the Transfer of the Offered Securities, such agreement to be on terms and conditions acceptable to such parties, provided that neither SBIC Partners nor Exeter shall be required to make any representations, warranties or indemnities thereunder, except with respect to title to the Offered Securities and authority to sell such shares, provided further that such agreement shall be accompanied by a non-refundable, good faith deposit by O’Neill of $500,000 that shall be payable to SBIC Partners and Exeter if O’Neill fails to purchase the Offered Securities within ninety (90) days from the date of his receipt of the First Refusal Notice, which deposit shall be the sole remedy of SBIC Partners and Exeter with respect to O’Neill’s failure to purchase the Offered Securities. O’Neill’s purchase of the Offered Securities shall be on substantially the same terms and conditions set forth in the First Refusal Notice, provided that O’Neill may (x) pay cash in lieu of the fair market value of any noncash consideration offered for the Offered Securities of (y) offer noncash consideration in lieu of the noncash consideration offered for the Offered Securities, which noncash consideration shall be acceptable to SBIC Partners and Exeter, in their sole discretion.

If O’Neill rejects the Offer, fails to notify SBIC Partners and Exeter of his intention to accept the Offer within five (5) days of his receipt of the First Refusal Notice or fails to enter into a definitive agreement with SBIC Partners and Exeter with respect to the Transfer of Offered Securities within fifteen (15) days, SBIC Partners and Exeter shall have the right, for a period of one hundred twenty (120) days after receipt of the Offer (the “Sale Period”), to Transfer all, but not less than all, of the Offered Securities set forth in the First Refusal Notice to the Person set forth therein or to an Affiliate thereof, for an aggregate price and on substantially the same terms and conditions as set forth in the First Refusal Notice. If SBIC Partners and Exeter are not able to consummate such purchase and sale prior to the expiration of the Sale Period, this Section 2 shall again apply to the Transfer of their shares of Common Stock.

3. Secondary Participation. Notwithstanding any rights he may have to the contrary, whether such rights are set forth in this Exhibit A or arose under any other oral or written agreement among the parties herein, O’Neill agrees that he will not sell or seek to sell any shares of O’Neill’s Common Stock in the initial Secondary Offering.

4. Defined Terms. For purposes of this Exhibit A, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, (ii) any spouse, immediate family member or other relative who has the same principal residence of any Person described in clause (i) above, (iii) any trust in which any such Persons described in clause (i) or (ii) above has a beneficial interest and (iv) any corporation or other organization of which any such Persons described in clause (i) or (ii) above collectively own more than 50% of the equity of such entity. For purposes of this definition, ownership of 10% or more of the voting common equity of a Person shall be deemed to be control of such Person.

“Company” shall mean Golden State Vintners, Inc., a Delaware corporation.

“Common Stock” shall mean, collectively, the Class A Common Stock, $.01 par value per share, and the Class B Common Stock, $.01 par value per share, of the Company owned by any Person.

“Exeter” shall collectively mean Exeter Equity Partners, L.P., a Delaware limited partnership, and Exeter Venture Lenders, L.P., a Delaware limited partnership, and each Affiliate thereof.

“O’Neill” shall mean Jeffrey B. O’Neill, an individual.

“Person” shall mean any corporation, partnership, limited liability company, trust, individual, unincorporated organization or governmental agency or political subdivision thereof, as the context may require.

“O’Neill’s Percentage” shall mean the number of shares of Common Stock issued to and held by O’Neill or issuable to O’Neill on the exercise of all vested and unvested options to purchase shares of Common Stock.

“Registered Shares” shall mean any shares of Common Stock registered or to be registered with the SEC under the Securities Act.

“SBIC Partners” shall mean SBIC Partners, L.P., a Texas limited partnership, and each Affiliate thereof.

“SEC” shall mean the Securities and Exchange Commission.

“Secondary Offering” shall mean the sale by SBIC Partners and/or Exeter of Registered Shares.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5. Miscellaneous. The Letter Agreement and this Exhibit A shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, this Exhibit A is executed as of the 23rd day of April, 1998.

SBIC PARTNERS, L.P.

By:	Forrest Binkley & Brown L.P.,
General Partner

By:	Forrest Binkley & Brown Venture Co.,
General Partner

By:	/s/ Jeffrey J. Brown
Jeffrey J. Brown
Office of the President

(signatures continued on next page)

EXETER EQUITY PARTNERS, L.P.

By:	Exeter Equity Advisors, L.P., General Partner

	By:	Exeter Equity Advisors, Inc., General Partner

	By:	/s/ Keith R. Fox

Keith R. Fox President

EXETER VENTURE LENDERS, L.P.

By:	Exeter Venture Advisors, L.P., General Partner

	By:	/s/ Keith R. Fox

Keith R. Fox President /s/ Jeffrey B. O’Neill

Jeffrey B. O’Neill

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